Leatt Corp Announces Results for the First Quarter 2023

CAPE TOWN, South Africa, (May 11, 2023) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the first quarter ending March 31, 2023. All financial numbers are in U.S. dollars.

First Quarter 2023 and Recent Highlights

• Global revenues of $13.1 million, down 46%, compared to the record-breaking first quarter of 2022.

• Gross Profit increased to 44% as supply chain constraints continue to improve.

• Cash and cash equivalents increased 60% to $11.4 million, compared to $4.2 million in 2022.

• Cash provided by operating activities of $5.3 million for the first quarter of 2023.

• 2023 Design & Innovation Awards for Mono Suit MTB HydraDri 5.0 and MTB Enduro Helmet.

• Partnership with Orbea Leatt Speed Company Racing Team and Expansion into Marathon Endurance Segment.

CEO, Sean Macdonald, commented: "The wider MOTO and MTB industry continues to experience a variety of post-Covid issues including supply chain dynamics that have created challenging stocking and inventory issues. Although we continue to see consumer demand for Leatt products, the first quarter of 2023 was particularly challenging in terms of growth in comparison with the 2022 period. The first quarter of 2022 was by far the strongest quarter in our company's history in terms of revenue, which increased 88% over the prior comparable period. However, we are optimistic that the arrival of the spring riding season after the extended cold weather period will increase consumer participation in outdoor activities which will in turn stimulate growth as industry-wide inventory levels are digested and replenished at distributor and dealer levels. Our team remains enthusiastic about the future of our brand and Company as we work towards a return to delivering double-digit growth.

"Global revenues for the first quarter were $13.1 million, a decrease of 46% compared to the exceptionally strong first quarter of 2022. International revenues were $9.2 million, a decrease of 52% year-over-year, and sales in the U.S. were $3.9 million, a 26% decrease year-over-year. U.S. dealers continue to manage elevated stocking levels and adjust ordering patterns accordingly and we continue to actively grow and invest in our team of U.S. employee sales reps to reach a wider dealer base of both MOTO and MTB dealers throughout the country.

"Gross profit as a percentage of sales increased to 44% in the first quarter of 2023 as a result of a strong improvement in global and domestic shipping and logistics costs as supply chain constraints continue to improve and our focus on maintaining margins and strong brand positioning strategies remain in place. Net income in the first quarter was $1.02 million, a decrease of 76%, compared to the strong prior period. Total operating expenses increased by 8%, displaying our ability to control costs despite a global inflationary environment. Cash flow generated from operations was $5.3 million, as our team continues to focus on working capital management and cash flow during a challenging industry period, a testament to the resilience of our business model and team.

"We are very encouraged by the increased Leatt activity on both our own consumer direct channels and those of our international e-commerce partners. Increased Leatt.com consumer purchasing continued to grow during the first quarter of 2023, with consumer direct sales increasing by 10% as Leatt as a brand recognized globally for product excellence and design continues to gain momentum.

"Our team of sales and brand managers covering key established and emerging global markets are working closely with our distribution partners to facilitate a strong Leatt presence at the dealer level and react to fluid market conditions. We continue to focus on building and refining a strong multi-channel sales organization that has the ability to leverage our 'head-to-toe' offering of exceptional products."

Founder and Chairman, Dr. Christopher Leatt, remarked: "Our design and engineering team, in collaboration with our team riders, continues to deliver an exceptional product pipeline and product offerings that are recognized throughout the industry. We believe that this continued focus on excellence in product innovation will allow us to gain market share moving forward."

Financial Summary

Total revenues for the first quarter of 2023 were $13.1 million, down 46%, compared to $24.2 million for the first quarter of 2022 which was an exceptional quarter for the Company.  Revenues for the first quarter of 2022 increased by 88% when compared to the prior year period.

The decrease in global revenues is attributable to a $6.1 million decrease in body armor sales, a $2.6 million decrease in helmet sales, a $1.7 million decrease in other products, parts, and accessories sales, and a $0.8 million decrease in neck brace sales.  The impact of an exceptionally strong comparative quarter was compounded by industry-wide stocking dynamics that continue to affect distributor and dealer ordering levels.

Income from operations for the first quarter of 2023 was $1.4 million, down 75%, compared to $5.6 million for the first quarter of 2022.

Net income for the first quarter of 2023 was $1.02 million or $0.17 per basic and $0.16 per diluted share, down 76%, as compared to net income of $4.2 million, or $0.73 per basic and $0.68 per diluted share, for the first quarter of 2022.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At March 31, 2023, the Company had cash and cash equivalents of $11.4 million and a current ratio of 5.6:1.

Business Outlook

Mr. Macdonald added: "Despite the variety of post-Covid challenges, we continue to push hard and to focus on the areas that we can control-strong brand building, a global, multi-channel, professional sales organization, a pipeline of exceptional products, a plan to reach a much wider rider community and continued financial resilience. We believe that our strengths in these areas will overcome current industry stocking dynamics and product stock will get digested, rider participation will remain strong and we will return to our track record of double-digit growth.

"The increased activity on the leatt.com site, with consumer direct sales now representing 5% of global revenues, is a testament to the brand momentum that we have experienced over the past several years. This is a trend that our online global dealers continue to report-amidst constrained stocking ability at dealer and distributor levels, consumer demand and resultant sell-through of Leatt product categories remain healthy and well-positioned for future growth.

"Many of our product categories, such as our innovative helmets, knee braces, off-road motorcycle boots and mountain biking shoes, and other apparel, are still in their infancy and show potential to meet the needs of riders of all levels and contribute to exponential growth. We are particularly excited about our entries into much wider segments of the MTB and MOTO markets in the second half of the year. We believe that this continued expansion will appeal to large total addressable markets.

"Although the results of the first quarter of 2023 were particularly challenging in the context of distributor and dealer adjustments to ordering patterns as the industry continues to digest areas of elevated stocking levels due to post-Covid supply chain dynamics, we believe that the onset of the delayed spring season will mean strong consumer participation in outdoor activities as we look towards the second half of 2023."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, May 11, 2023, to discuss the first quarter 2023 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13738621.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motorsports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet in two-wheeled sports as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles, and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the likelihood that the Company's double digit revenue growth will continue; the ability of the Company to continue to maintain its innovative and cutting-edge pipeline of branded products or to financially benefit from its sales and marketing efforts; the ability of the Company to meet increased customer demand; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations

Investor-info@leatt.com

(917)-841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2023 Unaudited	December 31, 2022 Audited
Current Assets

Cash and cash equivalents	$11,372,775	$7,102,945
Accounts receivable, net	9,529,007	12,839,597
Inventory, net	19,826,662	22,805,462
Payments in advance	1,015,125	1,047,137
Deferred asset, net	240,879	1,016,815
Prepaid expenses and other current assets	3,294,498	2,878,112
Total current assets	45,278,946	47,690,068

Property and equipment, net	3,151,033	3,104,336
Operating lease right-of-use assets, net	1,018,609	1,092,170

Other Assets
Deposits	40,304	40,796

Total Assets	$49,488,892	$51,927,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,601,788	$6,011,390
Notes payable, current	109,436	108,398
Operating lease liabilities, current	272,974	280,743
Deferred compensation, current	-	400,000
Income taxes payable	3,487,567	3,382,700
Short term loan, net of finance charges	645,758	1,030,196
Total current liabilities	8,117,523	11,213,427

Notes payable, net of current portion	115,713	141,967
Operating lease liabilities, net of current portion	745,635	811,427
Deferred tax liability, net	66,200	66,200

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,971,340 and 5,971,340 shares issued and outstanding	130,309	130,309
Additional paid - in capital	10,645,497	10,645,497
Accumulated other comprehensive loss	(1,354,892)	(1,081,143)
Retained earnings	31,019,907	29,996,686
Total stockholders' equity	40,443,821	39,694,349

Total Liabilities and Stockholders' Equity	$49,488,892	$51,927,370

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31
	2023 Unaudited	2022 Unaudited
Revenues	$13,079,343	$24,228,108

Cost of Revenues	7,306,573	14,601,018

Gross Profit	5,772,770	9,627,090

Product Royalty Income	13,136	78,839

Operating Expenses Salaries and wages	1,241,436	1,297,962
Commissions and consulting expenses	96,324	162,586
Professional fees	337,243	259,115
Advertising and marketing	841,094	613,890
Office lease and expenses	150,240	207,021
Research and development costs	584,991	533,700
Bad debt expense	49,395	18,324
General and administrative expenses	818,179	711,752
Depreciation	279,810	276,924
Total operating expenses	4,398,712	4,081,274

Income from Operations	1,387,194	5,624,655

Other Income (Expenses)
Interest and other expenses, net	(20,924)	6,157
Total other income (expenses)	(20,924)	6,157

Income Before Income Taxes	1,366,270	5,630,812

Income Taxes	343,049	1,408,057

Net Income Available to Common Shareholders	$1,023,221	$4,222,755

Net Income per Common Share
Basic	$0.17	$0.73
Diluted	$0.16	$0.68

Weighted Average Number of Common Shares Outstanding
Basic	5,971,340	5,765,461
Diluted	6,279,677	6,246,325

Comprehensive Income
Net Income	$1,023,221	$4,222,755
Other comprehensive income, net of $0 and $0 deferred income taxes in 2023 and 2022
Foreign currency translation	(273,749)	257,734

Total Comprehensive Income	$749,472	$4,480,489

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION CONSOLIDATED STATEMENTS OF CASH
FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

	2023	2022
Cash flows from operating activities
Net income	1,023,221	4,222,755
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	$279,810	$276,924
Stock-based compensation	-	202,770
Bad debts reserve	41,284	14,526
Inventory reserve	182,529	13,656
Deferred asset allowance	(26,827)	-
(Gain) loss on sale of property and equipment	13	(21,590)
(Increase) decrease in:
Accounts receivable	3,269,306	(5,097,249)
Deferred asset	802,763	-
Inventory	2,796,271	1,151,008
Payments in advance	32,012	68,865
Prepaid expenses and other current assets	(416,386)	277,927
Deposits	492	(16,411)
Increase (decrease) in:
Accounts payable and accrued expenses	(2,409,602)	(3,207,604)
Income taxes payable	104,867	1,407,703
Deferred compensation	(400,000)	20,000
Net cash provided by (used in) operating activities	5,279,753	(686,720)

Cash flows from investing activities
Capital expenditures	(368,497)	(260,912)
Proceeds from sale of property and equipment	-	35,848
Increase in short-term investments, net	-	(1)
Net cash used in investing activities	(368,497)	(225,065)

Cash flows from financing activities
Issuance of common stock	-	255,800
Repayment of notes payable to bank	(25,216)	(14,394)
Repayment of short-term loan, net	(384,438)	(313,958)
Net cash used in financing activities	(409,654)	(72,552)

Effect of exchange rates on cash and cash equivalents	(231,772)	207,577

Net increase (decrease) in cash and cash equivalents	4,269,830	(776,760)

Cash and cash equivalents - beginning of period	7,102,945	5,022,436

Cash and cash equivalents - end of period	$11,372,775	$4,245,676

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$21,135	$16,133
Cash paid for income taxes	$237,086	$354

Other noncash investing and financing activities
Common stock issued for services	$-	$202,770

The accompanying notes are an integral part of these consolidated financial statements.